                                Exhibit 99.1
NEWS RELEASE

WELBILT REPORTS THIRD QUARTER OPERATING RESULTS

Transformation Program on Track to Deliver Targeted Savings

New Port Richey, FL. - November 5, 2019 - Welbilt, Inc. (NYSE:WBT), today announced financial results for its 2019 third quarter.

2019 Third Quarter Highlights (1)

•	Net sales were $410.5 million, a decrease of 0.6 percent from prior year; Organic Net Sales increased 0.6 percent

•
Earnings from operations were $54.8 million, a decrease of 19.1 percent from prior year; as a percent of net sales, earnings from operations were 13.3 percent, a decrease of 310 basis points from prior year

•	Adjusted Operating EBITDA was $82.1 million, a decrease of 5.3 percent from prior year; Adjusted Operating EBITDA margin was 20.0 percent, a decrease of 100 basis points from prior year

•	Net earnings were $20.1 million, a decrease of 25.0 percent from prior year; Adjusted Net Earnings were $31.0 million, a decrease of 11.9 percent from prior year

•	Diluted net earnings per share were $0.14, a decrease of 26.3 percent from prior year; Adjusted Diluted Net Earnings Per Share were $0.22, a decrease of 12.0 percent from prior year

•
Net cash provided by operating activities was $61.5 million, compared to net cash used in operating activities of $109.0 million in last year's third quarter; Free Cash Flow was $54.2 million, compared to $40.4 million in last year's third quarter.

2019 Third Quarter Year-to-date Highlights (1)

•	Net sales were $1,212.1 million, an increase of 2.4 percent from prior year; Organic Net Sales increased 2.0 percent

•
Earnings from operations were $136.5 million, a decrease of 17.2 percent from prior year; as a percent of net sales, earnings from operations were 11.3 percent, a decrease of 260 basis points from prior year

•	Adjusted Operating EBITDA was $215.0 million, a decrease of 1.1 percent from prior year; Adjusted Operating EBITDA margin was 17.7 percent, a decrease of 70 basis points from prior year

•	Net earnings were $37.5 million, a decrease of 26.8 percent from prior year; Adjusted Net Earnings were $69.2 million, a decrease of 18.7 percent from prior year

•	Diluted net earnings per share were $0.27, a decrease of 25.0 percent from prior year; Adjusted Diluted Net Earnings Per Share were $0.49, a decrease of 18.3 percent from prior year

•
Net cash used in operating activities was $320.5 million, compared to $380.0 million in the comparable prior year period; Free Cash Flow was $39.7 million, compared to $26.2 million in the comparable prior year period.

(1) Definitions and reconciliations of the non-GAAP measures used herein are included in the schedules accompanying this release.

The net sales decline of 0.6 percent was primarily driven by a decrease in the EMEA segment primarily due to the negative impact of foreign currency translation; this was partially offset by growth in the APAC segment. Organic Net Sales increased 5.2 percent in the APAC segment and increased 0.1 percent in the Americas segment with higher general market sales offsetting lower sales to large chains in both segments. Organic Net Sales decreased 0.5 percent in the EMEA segment primarily driven by lower general market sales.

Adjusted Operating EBITDA margin decreased 100 basis points from the prior year primarily due to unfavorable manufacturing variances driven by softer sales in the quarter and from inefficiencies in certain plants that are currently part of the Business Transformation Program ("Transformation Program"). These inefficiencies occurred during the transition to new production layouts and during the process of replacing existing fabrication equipment at these plants. These unfavorable manufacturing variances were partially offset by positive net pricing and lower material costs and tariffs compared to last year's third quarter. The year-over-year comparison was also impacted by the non-repeat of last year’s favorable $3.7 million adjustment for compensation expense related to the departure of the former CEO.

Our Transformation Program remains on track to deliver run-rate savings of $30 million by the second half of 2020 and in excess of $75 million by the second half of 2021. Our Wave 1 plants, while in the midst of disruptive implementations that have short-term cost impacts, are ahead of schedule and confident in their glide paths to their savings targets. We are also ahead of schedule on the planned procurement activities as we have accelerated the launching of requests for quotations related to our parts spend. We have moved to Wave 2 now as our third manufacturing plant has started its transformation activities. In addition, we announced the consolidation of the Crem Shanghai plant into another of our existing facilities in China which is expected to deliver savings in 2021. Finally, we have moved up KitchenCare into Wave 2 (it was originally scheduled to be in Wave 3) and it has begun its transformation activities.

Income tax expense was $9.4 million in the third quarter, reflecting a 31.9% effective tax rate, compared to $12.7 million, or a 32.2% effective tax rate, in last year's third quarter. The $3.3 million decrease in the income tax provision for the three months ended September 30,

Welbilt Reports 2019 Third Quarter Operating Results

2019 is attributable to the decreased earnings before income taxes and changes in both discrete tax items and the relative weighting of jurisdictional income as compared to the same period of the prior year.

Liquidity and Debt
Net cash provided by operating activities in the third quarter was $61.5 million compared to a usage of $109.0 million in last year's third quarter. Net cash used in investing activities in the third quarter was $7.0 million compared to $146.9 million of net cash provided by investing activities in last year's third quarter. This year's net cash used in investing activities includes capital spending of $7.3 million in the third quarter. Last year's net cash provided by investing activities includes proceeds from the collection of beneficial interest in sold receivables, netted against capital spending of $6.0 million in the third quarter of 2018. Free Cash Flow was $54.2 million in the quarter versus $40.4 million in last year's third quarter, with the increase primarily driven by working capital improvements (net of cash receipts on beneficial interest in sold accounts receivable in last year's third quarter).

During the quarter, total debt and finance leases (including the current portion) decreased by $23.3 million. Our ending cash and cash equivalents was $117.8 million, an increase of $28.5 million in the quarter. Nearly all of our cash and cash equivalents were held by our international subsidiaries as of September 30, 2019.

2019 Guidance

•	Net sales growth: updated to be between 1.5 and 2.5 percent (organic +1.5 to +2.5 percent, acquisition +1.0 percent, foreign currency translation -1.0 percent)

•	Adjusted Operating EBITDA margin: updated to be between 18.0 and 18.5 percent

•
Adjusted Diluted Net Earnings Per Share: updated to be between $0.67 and $0.72 per share; based on 141.8 million fully diluted shares outstanding; the effective tax rate for 2019 is now forecasted to be between 30 and 32 percent; interest expense is now expected to be between $92.0 and $94.0 million

Management Commentary
"Despite experiencing softer than expected end market conditions in the Americas and EMEA in the third quarter, we are generally pleased with our operating performance,” said Bill Johnson, Welbilt’s President and CEO. "We saw delays in some projects by large chain customers in the Americas while the general market in EMEA softened through the quarter. APAC grew again this quarter with strong general market sales. Operationally, our Adjusted Operating EBITDA margin decreased 100 basis points year-over-year from a combination of isolated manufacturing cost inefficiencies in our plants currently implementing the Transformation Program and the negative comparison due to last year's $3.7 million favorable adjustment for compensation expense related to the departure of the former CEO."

"We are very pleased with the progress we made in our Transformation Program this quarter. Our Wave 1 plants, while in the midst of disruptive implementations that have the short-term cost impacts mentioned above, have embraced the transition to a continuous improvement culture. While early, we are seeing similar changes at our Wave 2 plant and within the procurement and KitchenCare organizations. This gives us confidence in our ability to achieve the Program's targeted savings and to sustain and build on these improvements longer term."

"We adjusted our Organic Sales guidance to reflect the delays in large customer sales in the Americas and for softer market conditions in EMEA. We also adjusted our 2019 Adjusted Operating EBITDA margin expectations slightly to reflect the impact of lower sales. We are implementing cost reduction actions across the business to limit the impact from the softer end markets while we continue to push ahead aggressively with the Transformation Program to permanently improve our cost structure. Finally, we revised our Adjusted Diluted Net Earnings Per Share guidance for our updated operating expectations and for a higher expected effective tax rate," concluded Johnson.

Conference Call and Webcast
Welbilt will host a live conference call to discuss its 2019 third quarter earnings on Tuesday, November 5, 2019 at 10:00 am ET. A live webcast, supplemental presentation slides and replay of the call can be accessed on the Investor Relations page at www.welbilt.com. The webcast replay will be available for 30 days from Tuesday, November 5, 2019 at 1:00 pm ET. The information on our website is not a part of this release.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln™, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by two service brands: FitKitchen®, our fully-integrated kitchen systems brand, and KitchenCare®, our aftermarket parts and service brand. Headquartered in the Tampa Bay region of Florida and operating 20 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 5,000 distributors, dealers, buying groups and manufacturers' representatives in over 100 countries. We have approximately 5,400 employees and generated sales of $1.6 billion in 2018. For more information, visit www.welbilt.com.

Forward-looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, our expectations regarding future results, our full-year financial outlook, descriptions of the Transformation Program, including

Welbilt Reports 2019 Third Quarter Operating Results

anticipated costs, completion dates and targeted annualized savings; expected impact of restructuring and other operating and strategic plans and any assumptions on which those expectations, outlook, descriptions, targets or plans are based. Certain of these forward-looking statements can be identified by using words such as "anticipates," "believes," "intends," "estimates," "targets," "expects," "endeavors," "forecasts," "could," "will," "may," "plans," "projects," "assumes," "should" or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, risks related to our ability to timely and efficiently execute on manufacturing strategies; our ability to realize anticipated or targeted earnings enhancements, cost savings, strategic options and other synergies (through the Transformation Program or otherwise) and the anticipated timing to realize those enhancements, savings, synergies, and options; acquisitions, including our ability to realize the benefits of acquisitions in a manner consistent with our expectations and general integration risks; our substantial levels of indebtedness; actions by competitors including competitive pricing; consumer and customer demand for products; the successful development and market acceptance of innovative new products; world economic factors and ongoing economic and political uncertainty; our ability to source raw materials and commodities on favorable terms and successfully respond to and manage related price volatility; our ability to generate cash and manage working capital consistent with our stated goals; costs of litigation and our ability to defend against lawsuits and other claims and to protect our intellectual property rights; unanticipated environmental liabilities; the ability to obtain and maintain adequate insurance coverage; data security and technology systems; our labor relations and the ability to recruit and retain highly qualified personnel; product quality and reliability, including product liability claims; changes in the interest rate environment and currency fluctuations; compliance with, or uncertainty created by, existing, evolving or new laws and regulations, including recent changes in tax laws, tariffs and trade regulations and enforcement of such laws around the world, and any customs duties and related fees we may be assessed retroactively for failure to comply with U.S. customs regulations; our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions; the possibility that additional information may arise, that would require us to make further adjustments or revisions to our historical financial statements or delay the filing of our current financial statements; our ability to successfully remediate the material weaknesses identified in our internal controls over financial reporting included in our Annual Report on Form 10-K for the year ended December 31, 2018; actions of activist shareholders; and those additional risks, uncertainties and factors described in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018, our Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019 and in our other filings with the Securities and Exchange Commission ("SEC"). We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the date of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com

Welbilt Reports 2019 Third Quarter Operating Results

WELBILT, INC.
Consolidated Statements of Operations
(In millions, except share and per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$410.5	$412.9	$1,212.1	$1,184.0
Cost of sales	259.6	259.8	778.4	755.4
Gross profit	150.9	153.1	433.7	428.6
Selling, general and administrative expenses	86.7	71.7	262.8	231.1
Amortization expense	9.4	9.9	28.8	27.2
Restructuring (recovery) expense	(0.2)	3.9	5.4	5.7
Loss (gain) from disposal of assets — net	0.2	(0.1)	0.2	(0.3)
Earnings from operations	54.8	67.7	136.5	164.9
Interest expense	22.4	23.3	70.9	66.7
Other expense — net	2.9	4.9	11.5	28.7
Earnings before income taxes	29.5	39.5	54.1	69.5
Income taxes	9.4	12.7	16.6	18.3
Net earnings	$20.1	$26.8	$37.5	$51.2
Per share data:
Earnings per share — Basic	$0.14	$0.19	$0.27	$0.37
Earnings per share — Diluted	$0.14	$0.19	$0.27	$0.36
Weighted average shares outstanding — Basic	141,072,179	140,154,735	140,893,966	139,955,166
Weighted average shares outstanding — Diluted	141,532,790	141,349,185	141,455,493	141,282,068

Welbilt Reports 2019 Third Quarter Operating Results

WELBILT, INC.
Consolidated Balance Sheets
(In millions, except share and per share data)

	September 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$117.8	$70.4
Restricted cash	—	2.8
Short-term investment	—	32.0
Accounts receivable, less allowance of $4.1 and $3.9, respectively	200.4	112.5
Inventories — net	197.6	190.6
Prepaids and other current assets	39.3	32.2
Total current assets	555.1	440.5
Property, plant and equipment — net	119.8	119.0
Operating lease right-of-use assets	39.3	—
Goodwill	929.5	935.6
Other intangible assets — net	508.5	546.7
Other non-current assets	28.1	33.2
Total assets	$2,180.3	$2,075.0
Liabilities and equity
Current liabilities:
Trade accounts payable	$111.8	$151.0
Accrued expenses and other liabilities	179.7	183.7
Short-term borrowings and current portion of finance leases	1.3	16.1
Product warranties	31.4	27.9
Total current liabilities	324.2	378.7
Long-term debt and finance leases	1,425.9	1,321.8
Deferred income taxes	102.5	104.3
Pension and postretirement health liabilities	34.5	39.2
Operating lease liabilities	28.1	—
Other long-term liabilities	34.4	44.6
Total non-current liabilities	1,625.4	1,509.9
Commitments and contingencies
Total equity:
Common stock ($0.01 par value, 300,000,000 shares authorized, 141,112,586 shares and 140,252,693 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively)	1.4	1.4
Additional paid-in capital (deficit)	(32.3)	(41.5)
Retained earnings	306.1	268.4
Accumulated other comprehensive loss	(44.1)	(41.6)
Treasury stock, at cost, 57,583 shares and 53,308 shares, respectively	(0.4)	(0.3)
Total equity	230.7	186.4
Total liabilities and equity	$2,180.3	$2,075.0

Welbilt Reports 2019 Third Quarter Operating Results

WELBILT, INC.
Consolidated Statements of Cash Flows
(In millions, unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net earnings	$37.5	$51.2
Adjustments to reconcile net earnings to cash used in operating activities:
Depreciation expense	16.4	13.2
Amortization of intangible assets	28.8	27.2
Amortization of debt issuance costs	3.6	4.1
Deferred income taxes	0.5	(4.7)
Stock-based compensation expense	6.2	4.7
Loss (gain) from disposal of assets — net	0.2	(0.3)
Pension settlement	1.2	—
Loss on remeasurement of debt and other realized foreign currency derivative	0.3	21.9
Changes in operating assets and liabilities, excluding the effects of the business acquisition:
Accounts receivable	(371.1)	(439.6)
Inventories	(9.3)	(34.6)
Other assets	(2.1)	(2.0)
Trade accounts payable	(37.9)	0.3
Other current and long-term liabilities	5.2	(21.4)
Net cash used in operating activities	(320.5)	(380.0)
Cash flows from investing activities
Cash receipts on beneficial interest in sold receivables	280.7	420.2
Capital expenditures	(17.4)	(14.0)
Acquisition of intangible assets	—	(2.8)
Purchase of short-term investment	—	(35.0)
Proceeds from maturity of short-term investment	32.0	20.7
Business acquisition, net of cash acquired	—	(215.6)
Settlement of foreign exchange contract	—	(10.0)
Other	0.9	0.9
Net cash provided by investing activities	296.2	164.4
Cash flows from financing activities
Proceeds from long-term debt	355.0	276.0
Repayments on long-term debt and finance leases	(267.2)	(139.5)
Debt issuance costs	—	(0.4)
Proceeds from short-term borrowings	—	30.0
Repayment of short-term borrowings	(15.0)	—
Payment of contingent consideration	(0.8)	—
Exercises of stock options	3.0	6.0
Payments on tax withholdings for equity awards	(2.2)	(2.9)
Net cash provided by financing activities	72.8	169.2
Effect of exchange rate changes on cash	(3.9)	(0.7)
Net increase (decrease) in cash and cash equivalents and restricted cash	44.6	(47.1)
Balance at beginning of period	73.2	108.8
Balance at end of period	$117.8	$61.7
(Continued)

Welbilt Reports 2019 Third Quarter Operating Results

WELBILT, INC.
Consolidated Statements of Cash Flows (Continued)
(In millions, unaudited)

	Nine Months Ended September 30,
	2019	2018
Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds	$27.3	$33.5
Cash paid for interest, net of related hedge settlements	$67.4	$72.3

Supplemental disclosures of non-cash activities:
Non-cash investing activity: Beneficial interest obtained in exchange for securitized receivables	$238.6	$555.8
Non-cash financing activity: Reassessments and modifications of right-of-use assets and lease liabilities and assets obtained through leasing arrangements	$12.2	$—

Welbilt Reports 2019 Third Quarter Operating Results

Business Segments

(in millions, except percentage data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales:
Americas	$318.2	$322.8	$929.2	$931.2
EMEA	95.8	98.5	301.3	278.8
APAC	64.4	60.7	179.3	161.9
Elimination of intersegment sales	(67.9)	(69.1)	(197.7)	(187.9)
Total net sales	$410.5	$412.9	$1,212.1	$1,184.0

Segment Adjusted Operating EBITDA:
Americas	$63.1	$69.0	$173.3	$178.1
EMEA	18.7	16.3	55.3	52.8
APAC	11.4	8.4	26.7	21.4
Total Segment Adjusted Operating EBITDA	93.2	93.7	255.3	252.3
Corporate and unallocated expenses	(11.1)	(7.0)	(40.3)	(34.8)
Amortization expense	(9.4)	(9.9)	(28.8)	(27.2)
Depreciation expense	(5.3)	(4.5)	(16.2)	(13.2)
Transaction costs (1)	(0.3)	(0.8)	(0.9)	(6.7)
Other items (2)	—	—	(0.8)	—
Transformation Program expense (3)	(12.3)	—	(25.8)	—
Separation expense	—	—	—	(0.1)
Restructuring activities (4)	0.2	(3.9)	(5.8)	(5.7)
(Loss) gain from disposal of assets — net	(0.2)	0.1	(0.2)	0.3
Earnings from operations	54.8	67.7	136.5	164.9
Interest expense	(22.4)	(23.3)	(70.9)	(66.7)
Other expense — net	(2.9)	(4.9)	(11.5)	(28.7)
Earnings before income taxes	$29.5	$39.5	$54.1	$69.5
(1) Transaction costs are associated with acquisition-related transaction and integration activities. Transaction costs recorded in "Cost of Sales" include $0.2 million related to inventory fair value purchase accounting adjustments for the nine months ended September 30, 2019 and $0.4 million and $1.9 million for the three and nine months ended September 30, 2018, respectively. Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.3 million and $0.7 million for the three and nine months ended September 30, 2019, respectively, and $0.4 million and $4.8 million for the three and nine months ended September 30, 2018, respectively.

(2) Other items are costs which are not representative of our operational performance. For the nine months ended September 30, 2019, these costs include other professional fees of $0.8 million and are included in "Selling, general and administrative expenses" in the Company's Consolidated Statements of Operations.

(3) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program. For the three and nine months ended September 30, 2019, $1.1 million and $1.3 million of these expenses are included in "Cost of sales", respectively and $11.2 million and $24.5 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.

(4) Restructuring activities includes costs associated with actions to improve operating efficiencies and rationalization our cost structure. For the nine months ended September 30, 2019, these costs include inventory write-down and accelerated depreciation related to a plant consolidation of one of our manufacturing facilities of $0.4 million included in "Cost of sales" in the Consolidated Statements of Operations. For the three and nine months ended September 30, 2019, these costs include recoveries of $0.2 million and severance related costs of $5.4 million, respectively. Comparatively, for the three and nine months ended September 30, 2018, we incurred severance related costs of $3.9 million and $5.7 million, respectively. Severance and related costs are included in "Restructuring (recovery) expense" in the Consolidated Statements of Operations.

Adjusted Operating EBITDA % by segment (5):
Americas	19.8%	21.4%	18.7%	19.1%
EMEA	19.5%	16.5%	18.4%	18.9%
APAC	17.7%	13.8%	14.9%	13.2%
(5) Adjusted Operating EBITDA % in the section above is calculated by dividing Adjusted Operating EBITDA by net sales for each respective segment.

Welbilt Reports 2019 Third Quarter Operating Results

(in millions, except percentage data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales by geographic area (6):
United States	$263.0	$260.2	$767.1	$753.3
Other Americas	25.7	28.5	72.4	85.3
EMEA	73.2	77.8	238.1	218.5
APAC	48.6	46.4	134.5	126.9
Total net sales by geographic area	$410.5	$412.9	$1,212.1	$1,184.0
(6) Net sales in the section above are attributed to geographic regions based on location of customer.

Welbilt Reports 2019 Third Quarter Operating Results

NON-GAAP FINANCIAL MEASURES

In this release, we use certain non-GAAP financial measures discussed below to evaluate our results of operations, financial condition and liquidity. We believe that the presentation of these non-GAAP financial measures, when viewed as a supplement to our results prepared in accordance with U.S. GAAP, provides useful information to investors in evaluating the ongoing performance of our operating businesses, provides greater transparency into our results of operations and is consistent with how management evaluates operating performance and liquidity. In addition, these non-GAAP measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to similar data we make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net earnings, earnings from operations, net cash used in operating activities, net sales or any other measures derived in accordance with U.S. GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for financial measures presented in accordance with U.S. GAAP. Our use of these terms may vary from the use of similarly-titled measures by other companies due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We do not provide reconciliations of our forward-looking Adjusted Operating EBITDA margin and Adjusted Diluted Net Earnings Per Share guidance, which are presented on a non-GAAP basis, to the most directly comparable GAAP financial measure because the combined impact and timing of certain potential charges or gains is inherently uncertain, outside of our control and difficult to predict. Accordingly, we cannot provide reconciliations without unreasonable effort and are unable to determine the probable significance of the unavailable information.

Free Cash Flow

In this release, we refer to Free Cash Flow, calculated as net cash used in operating activities less capital expenditures plus cash receipts on our beneficial interest in sold receivables and the related impact of terminating our accounts receivable securitization program during the first quarter of 2019. We believe this non-GAAP financial measure is useful to investors in measuring our ability to generate cash internally to fund our debt repayments, acquisitions, dividends and share repurchases. Free Cash Flow reconciles to net cash used in operating activities presented in our Consolidated Statements of Cash Flows presented in accordance with U.S. GAAP as follows:

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$61.5	$(109.0)	$(320.5)	$(380.0)
Capital expenditures	(7.3)	(6.0)	(17.4)	(14.0)
Cash receipts on beneficial interest in sold receivables	—	155.4	280.7	420.2
Termination of accounts receivable securitization program (1)	—	—	96.9	—
Free Cash Flow	$54.2	$40.4	$39.7	$26.2
(1) Represents the increase in accounts receivable resulting from the termination of the accounts receivable securitization program during the first quarter of 2019, which is reflected in "Cash Flows from Operating Activities" in the Consolidated Statements of Cash Flows.

Welbilt Reports 2019 Third Quarter Operating Results

Adjusted Operating EBITDA

In addition to analyzing our operating results on a U.S. GAAP basis, management also reviews our results on an "Adjusted Operating EBITDA" basis. Adjusted Operating EBITDA is defined as net earnings before interest, income taxes, other income or expense, depreciation and amortization expense plus certain other items such as gain or loss from impairment of disposal of assets, restructuring activities, separation expense, Transformation Program expense, loss on modification or extinguishment of debt, acquisition-related transaction and integration costs and certain other items. Management uses Adjusted Operating EBITDA as the basis on which we evaluate our financial performance and make resource allocations and other operating decisions. Management considers it important that investors review the same operating information used by management.

The Company's Adjusted Operating EBITDA reconciles to net earnings as presented in the Consolidated Statements of Operations in accordance with U.S. GAAP as follows:

(in millions, except percentage data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net earnings	$20.1	$26.8	$37.5	$51.2
Income taxes	9.4	12.7	16.6	18.3
Other expense — net	2.9	4.9	11.5	28.7
Interest expense	22.4	23.3	70.9	66.7
Earnings from operations	54.8	67.7	136.5	164.9
Loss (gain) from disposal of assets — net	0.2	(0.1)	0.2	(0.3)
Restructuring activities (1)	(0.2)	3.9	5.8	5.7
Separation expense	—	—	—	0.1
Amortization expense	9.4	9.9	28.8	27.2
Depreciation expense	5.3	4.5	16.2	13.2
Transformation Program expense (2)	12.3	—	25.8	—
Transaction costs (3)	0.3	0.8	0.9	6.7
Other items (4)	—	—	0.8	—
Total Adjusted Operating EBITDA	$82.1	$86.7	$215.0	$217.5

Adjusted Operating EBITDA margin (5)	20.0%	21.0%	17.7%	18.4%
(1) Restructuring activities includes costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the nine months ended September 30, 2019, these costs include inventory write-down and accelerated depreciation related to a plant consolidation of one of our manufacturing facilities of $0.4 million included in "Cost of sales" in the Consolidated Statements of Operations. For the three and nine months ended September 30, 2019, these costs include recoveries of $0.2 million and severance related costs of $5.4 million, respectively. Comparatively, for the three and nine months ended September 30, 2018, we incurred costs of $3.9 million and $5.7 million, respectively. Severance and related costs are included in "Restructuring (recovery) expense" in the Consolidated Statements of Operations.
(2) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program. For the three and nine months ended September 30, 2019, $1.1 million and $1.3 million of these expenses are included in "Cost of sales", respectively and $11.2 million and $24.5 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(3) Transaction costs are associated with acquisition-related transaction and integration activities. These costs include $0.2 million related to inventory fair value purchase accounting adjustments recorded in "Cost of sales" for the nine months ended September 30, 2019 and $0.4 million and $1.9 million for the three and nine months ended September 30, 2018, respectively. Professional services and other direct acquisition and integration costs of $0.3 million and $0.7 million were recorded in "Selling, general and administrative expenses" for the three and nine months ended September 30, 2019, respectively, and $0.4 million and $4.8 million for the three and nine months ended September 30, 2018, respectively.
(4) Other items are costs, which are not representative of our operational performance. These costs include other professional fees of $0.8 million recorded in "Selling, general and administrative expenses" for the nine months ended September 30, 2019.
(5) Adjusted Operating EBITDA margin in the section above is calculated by dividing the dollar amount of Adjusted Operating EBITDA by net sales.

Welbilt Reports 2019 Third Quarter Operating Results

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share

We define Adjusted Net Earnings as net earnings before the impact of certain items, including gain or loss from impairment or disposal of assets, restructuring activities, separation expense, acquisition-related transaction and integration costs, Transformation Program expense, expenses associated with pension settlements, foreign currency transaction gain or loss, certain other items and the tax effect of the aforementioned adjustments, as applicable. Adjusted Diluted Net Earnings Per Share for each period represents Adjusted Net Earnings while giving effect to all potentially dilutive shares of common stock that were outstanding during the period. We believe these measures are useful to investors in assessing the ongoing performance of our underlying businesses before the impact of certain items.

The following tables present Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share reconciled to net earnings and diluted net earnings per share, respectively, presented in accordance with U.S. GAAP:

(in millions, except share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net earnings	$20.1	$26.8	$37.5	$51.2
Loss (gain) from disposal of assets — net	0.2	(0.1)	0.2	(0.3)
Restructuring activities (1)	(0.2)	3.9	5.8	5.7
Separation expense	—	—	—	0.1
Transformation Program expense (2)	12.3	—	25.8	—
Transaction costs (3)	0.3	0.8	0.9	16.7
Other items (4)	—	—	0.8	—
Pension settlement (5)	—	—	1.2	—
Foreign currency transaction loss (gain) (6)	1.5	3.0	6.5	13.4
Tax Cuts and Jobs Act	—	2.6	—	2.6
Tax effect of adjustments (7)	(3.2)	(1.8)	(9.5)	(4.3)
Total Adjusted Net Earnings	$31.0	$35.2	$69.2	$85.1

Diluted net earnings	$0.14	$0.19	$0.27	$0.36
Loss (gain) from disposal of assets — net	—	—	—	—
Restructuring activities (1)	—	0.03	0.04	0.04
Separation expense	—	—	—	—
Transformation Program expense (2)	0.09	—	0.18	—
Transaction costs (3)	—	—	0.01	0.12
Other items (4)	—	—	0.01	—
Pension settlement (5)	—	—	0.01	—
Foreign currency transaction loss (gain) (6)	0.01	0.02	0.04	0.09
Tax Cuts and Jobs Act	—	0.02	—	0.02
Tax effect of adjustments (7)	(0.02)	(0.01)	(0.07)	(0.03)
Total Adjusted Diluted Net Earnings	$0.22	$0.25	$0.49	$0.60
(1) Restructuring activities includes costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the nine months ended September 30, 2019, these costs include inventory write-down and accelerated depreciation related to a plant consolidation of one of our manufacturing facilities of $0.4 million included in "Cost of sales" in the Consolidated Statements of Operations. For the three and nine months ended September 30, 2019, these costs include recoveries of $0.2 million and severance related costs of $5.4 million, respectively. Comparatively, for the three and nine months ended September 30, 2018, we incurred costs of $3.9 million and $5.7 million, respectively. Severance and related costs are included in "Restructuring (recovery) expense" in the Consolidated Statements of Operations.
(2) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program. For the three and nine months ended September 30, 2019, $1.1 million and $1.3 million of these expenses are included in "Cost of sales", respectively and $11.2 million and $24.5 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(3) Transaction costs are associated with acquisition-related transaction and integration activities. These costs include $0.2 million related to inventory fair value purchase accounting adjustments recorded in "Cost of sales" for the nine months ended September 30, 2019 and $0.4 million and $1.9 million for the three and nine months ended September 30, 2018, respectively. Professional services and other direct acquisition and integration costs of $0.3 million and $0.7 million were recorded in "Selling, general and administrative expenses" for the three and nine months ended September 30, 2019, respectively, and $0.4 million and

Welbilt Reports 2019 Third Quarter Operating Results

$4.8 million for the three and nine months ended September 30, 2018, respectively. Transaction costs also included losses of $10.0 million related to a foreign currency hedge of the acquisition purchase price for Crem recorded in "Other expense-net" for the nine months ended September 30, 2018.
(4) Other items are costs, which are not representative of our operational performance. These costs include other professional fees of $0.8 million recorded in "Selling, general and administrative expenses" for the nine months ended September 30, 2019.
(5) Pension settlement represents a non-cash pension settlement loss of $1.2 million incurred during the nine months ended September 30, 2019, resulting from the settlement of a portion of our United Kingdom pension obligations.
(6) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign currency exchange contracts not designated as hedging instruments for accounting purposes.
(7) The tax effect of adjustments is determined using the statutory tax rates for the countries comprising such adjustments.

Third-party Net Sales and Organic Net Sales

In this release, we define Third-party Net Sales as net sales for the segment excluding intersegment sales and Organic Net Sales as net sales before the impacts of acquisitions and foreign currency translations during the period. We believe the Third-party Net Sales and Organic Net Sales measures are useful to investors in assessing the ongoing performance of our underlying businesses. Third-party Net Sales and Organic Net Sales reconcile to net sales presented in accordance with U.S. GAAP as follows:

	For the Three Months Ended September 30, 2019 vs. 2018
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	0.1%	(0.5)%	5.2%	0.6%
Impact from acquisition	—%	—%	—%	—%
Impact of foreign currency translation(1)	(0.2)%	(4.9)%	(1.2)%	(1.2)%
Third-party Net Sales	(0.1)%	(5.4)%	4.0%	(0.6)%

	For the Nine Months Ended September 30, 2019 vs. 2018
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	0.2%	6.8%	5.6%	2.0%
Impact from acquisition	—%	8.5%	3.8%	2.1%
Impact of foreign currency translation(1)	(0.4)%	(6.2)%	(2.4)%	(1.7)%
Third-party Net Sales	(0.2)%	9.1%	7.0%	2.4%
(1) The impact from foreign currency translation is calculated by translating current period activity at the weighted average prior period rates.

Welbilt Reports 2019 Third Quarter Operating Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Consolidated:
Total net sales	$478.4	$482.0	$1,409.8	$1,371.9
Less: Intersegment sales	(67.9)	(69.1)	(197.7)	(187.9)
Net sales (as reported)	410.5	412.9	1,212.1	1,184.0
Less: Crem acquisition	—	—	(24.0)	—
Organic third-party net sales	410.5	412.9	1,188.1	1,184.0
Impact of foreign currency translation(1)	4.8	—	19.9	—
Total Consolidated organic net sales	$415.3	$412.9	$1,208.0	$1,184.0

Americas:
Net sales	$318.2	$322.8	$929.2	$931.2
Less: Intersegment sales	(33.4)	(37.8)	(101.0)	(101.5)
Third-party net sales	284.8	285.0	828.2	829.7
Impact of foreign currency translation(1)	0.4	—	2.9	—
Total Americas organic net sales	$285.2	$285.0	$831.1	$829.7

EMEA:
Net sales	$95.8	$98.5	$301.3	$278.8
Less: Intersegment sales	(21.8)	(20.3)	(59.1)	(56.9)
Third-party net sales	74.0	78.2	242.2	221.9
Less: Crem acquisition	—	—	(19.0)	—
Organic third-party net sales	74.0	78.2	223.2	221.9
Impact of foreign currency translation(1)	3.8	—	13.9	—
Total EMEA organic net sales	77.8	$78.2	$237.1	$221.9

APAC:
Net sales	$64.4	$60.7	$179.3	$161.9
Less: Intersegment sales	(12.7)	(11.0)	(37.6)	(29.5)
Third-party net sales	51.7	49.7	141.7	132.4
Less: Crem acquisition	—	—	(5.0)	—
Organic third-party net sales	51.7	49.7	136.7	132.4
Impact of foreign currency translation(1)	0.6	—	3.1	—
Total APAC organic net sales	$52.3	$49.7	$139.8	$132.4
(1) The impact from foreign currency translation is calculated by translating current period activity at the weighted average prior period rates.